Exhibit 23.4

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

July 15, 2011

Board of Directors
Ecopetrol S.A.
Calle 35 No. 7-21 Piso 1
Bogota, D.C. Colombia

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of and information derived from our third party letter report dated February 8, 2011, containing our opinions regarding our estimates, as of December 31, 2010, of the proved oil, condensate, natural gas, and oil equivalent reserves of certain selected properties owned by Ecopetrol S.A. in Colombia and in the United States of America as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company—Overview by Business Segment—Reserves,” “Item 19. Exhibits,” and as Exhibit 99.3 in the Annual Report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2010 (the “Annual Report”); provided, however, that we are necessarily unable to verify the accuracy of the reserves estimates contained in the Annual Report because our estimates of reserves have been combined with estimates of reserves prepared by other petroleum consultants.

We further consent to the references to DeGolyer and MacNaughton, as set forth in the Ecopetrol S.A. Registration Statement on Form F-3, filed with the United States Securities and Exchange Commission on February 12, 2010 (the “Form F-3”), under the heading “Experts,” and to the incorporation by reference of this consent and our Third Party Letter Report in the Form F-3.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716